JOHN HANCOCK MUNICIPAL SECURITIES TRUST
AMENDMENT TO ADVISORY AGREEMENT
     AMENDMENT made this 1st day of October, 2009, to the Advisory Agreement dated July 1, 2009 (the “Agreement”), between John Hancock Municipal Securities Trust, a Massachusetts business trust, and John Hancock Advisers, LLC, a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
     Appendix A of the Agreement, which relates to Section 4 of the Agreement, “Compensation of Adviser,” is hereby amended as shown in Appendix A hereto.
2. EFFECTIVE DATE
     This Amendment shall become effective as of date first mentioned above.
3. DEFINED TERMS
     Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.
4. OTHER TERMS OF THE AGREEMENT
     Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK MUNICIPAL SECURITIES TRUST,
on behalf of its series listed in Appendix A

By:	/s/Keith F. Hartstein

Keith F. Hartstein
President and Chief Executive Officer

JOHN HANCOCK ADVISERS, LLC

By:	/s/Keith F. Hartstein

Keith F. Hartstein
President and Chief Executive Officer

Appendix A

Excess
	First	Next	Next	Next	over
	$75	$75	$1.85	$2	$4
	million	million	billion	billion	billion
	of	of	of	of	of
	Net	Net	Net	Net	Net
Fund	Assets	Assets	Assets	Assets	Assets
John Hancock High Yield Municipal Bond Fund	0.625%	0.5625%	0.500%	0.480%	0.450%

Excess
	First	Next		over
	$500	$500	Next	$3
	million	million	$2 billion	billion
	of	of	of	of
	Net	Net	Net	Net
Fund	Assets	Assets	Assets	Assets
John Hancock Tax-Free Bond Fund	0.550%	0.500%	0.450%	0.425%

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